Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-209963

November 7, 2017

Orion Engineered Carbons S.A.

Announces Secondary Common Stock Offering

LUXEMBOURG–Orion Engineered Carbons S.A. (NYSE: OEC) (the “Company” or “Orion”), a worldwide supplier of specialty and high-performance Carbon Black, announced today that Kinove Luxembourg Holdings 1 S.à r.l. (“Kinove Holdings”) and certain other sellers, including current and former members of Orion’s management team, are offering an aggregate of 10,000,000 common shares of the Company in an underwritten public offering. Kinove Holdings has agreed to sell 9,076,696 common shares and the other selling shareholders have agreed to sell the remaining 923,304 shares. Orion will not be issuing or selling any common shares, and will not receive any proceeds from the offering.

In addition, the selling shareholders intend to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 common shares.

Morgan Stanley & Co. LLC is acting as sole book-running manager for the proposed offering.

The offering will be made pursuant to an effective shelf registration statement, prospectus and prospectus supplement filed by the Company.

A registration statement (including a prospectus) relating to the Company’s common stock has been filed with the U.S. Securities and Exchange Commission and was declared effective on April 1, 2016. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. The base prospectus for the offering is available on the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/1609804/000160980416000066/f-3ashelf.htm. Alternatively, copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, prospectus@morganstanley.com, toll free: (866) 718-1649.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Orion Engineered Carbons

Orion is a worldwide supplier of Carbon Black. We produce a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites and four Applied Technology Centers. The group has approximately 1,463 employees worldwide.

Forward-Looking Statements

This document contains certain forward-looking statements, including statements relating to the offering. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contact:

Orion Engineered Carbons S.A.

Investor Relations

Diana Downey, +1 832-589-2285